Exhibit 14.1

PERFORMANCE SPORTS GROUP LTD.
CODE OF BUSINESS CONDUCT AND ETHICS
1.0Introduction
Performance Sports Group Ltd. (“PSG”) is committed to conducting its business and affairs in accordance with high professional and ethical standards. This Code of Business Conduct and Ethics (the “Code”) reflects PSG’s commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees, officers, directors, consultants and contractors of PSG (collectively, the “Representatives”) are expected to comply.
2.0    General Principles
PSG is committed to conducting its business and affairs with honesty, integrity and in accordance with high ethical and legal standards.

This Code provides a set of ethical standards to guide each Representative in the conduct of its business, and for each director, officer and employee constitutes conditions of employment, and for each consultant and contractor constitutes conditions of providing services to PSG.

This Code provides an overview of PSG’s expectations for its Representatives and is supplemented by and intended to work in conjunction with other current policies adopted by PSG and those other polices that may be adopted by PSG from time to time. You should refer to those policies for more detail in the specific context.
3.0    Application of this Code
This Code applies to all Representatives and receipt of the latest version of this Code will be deemed to constitute your acceptance and agreement to be bound by its terms.
4.0    Communication of this Code
Copies of this Code are made available to all persons bound by it, either directly or by posting of the Code on the PSG intranet site. All persons or entities bound by the Code shall be informed whenever significant changes are made. New Representatives shall be provided with a copy of this Code.
5.0    Compliance with Laws, Code and Policies
All Representatives, in discharging their duties, shall comply with:

(a)
the laws and regulations of the jurisdictions where they carry out their duties to PSG and all jurisdictions where PSG conducts its business activities, including the rules of any securities exchange or other organization or body that regulates PSG;

(b)	this Code; and

(c)	all corporate policies, which include, without limitation, the following principal corporate policies:

(i)	Corporate Disclosure Policy;

(ii)	Insider Trading Policy;

(iii)	Anti-Corruption Policy;

(iv)	Diversity Policy; and

(v)	Related Person Transactions Policy.
All Representatives must respect and obey the laws and regulations of the jurisdictions in which PSG operates and avoid even the appearance of impropriety. Representatives who fail to comply with this Code and applicable laws and regulations will be subject to disciplinary measures, up to and including discharge from PSG.
6.0    Certification Regarding Compliance
All directors and officers of PSG, together with any employees, consultants and contractors specified by the Board of Directors (the “Board”), shall provide, upon request, certification of compliance with this Code, confirming compliance with all laws and regulations of the jurisdictions where they carry out their duties and where PSG is conducting its business activities, as well as compliance with all PSG policies.

The Chief Executive Officer of PSG shall be responsible for ensuring that certifications are obtained from time to time, as the Chief Executive Officer determines to be necessary, for all directors, officers, specified employees, specified consultants and specified contractors and for providing written confirmation to the Board, upon the request of the Chair, that such certifications have been obtained and summarizing the results thereof.

All directors, officers, employees and, as appropriate, consultants and contractors shall participate from time to time, as the Chief Executive Officer determines to be necessary, in a training session to help ensure that they understand the terms of the Code and all corporate policies of PSG.
7.0    Standards of Good Professional Ethics
PSG intends that its good reputation shall be maintained and, accordingly, all of PSG’s activities shall be carried out ethically and with honesty and integrity, and for greater certainty, in accordance with the Anti-Corruption Policy, in the expectation that these activities will become a matter of public knowledge. Anything less is unacceptable and shall be treated as a serious breach of duty.
8.0    Conflict of Interest
Representatives, in discharging their duties, shall act honestly and in good faith with a view to the best interests of PSG. Representatives shall avoid situations involving a conflict, or potential conflict, between their personal, family or business interests, and the interests of PSG, and shall promptly disclose any such conflict, or potential conflict, to PSG.

Representatives shall perform their duties and arrange their personal business affairs in a manner that does not interfere with their independent exercise of judgment. No one working for or on behalf of PSG shall accept financial compensation of any kind, nor any special discount, loan or favor, from persons, corporations or organizations having dealings or potential dealings with PSG. See “Gifts and Entertainment” below.
A conflict of interest may not be immediately recognizable, so potential conflicts must be reported immediately. See “Reporting Violations of Law, the Code or PSG’s Corporate Policies” below.
9.0    Public Reporting
As discussed in further detail in the Corporation’s Corporate Disclosure Policy, full, fair, accurate and timely disclosure must be made in the reports and other documents that PSG files with, or submits to, the securities regulatory authorities in Canada and the United States and in its other public communications. Such disclosure is critical to ensure that PSG maintains its good reputation, complies with its obligations under the securities laws and meets the expectations of its shareholders.

Persons responsible for the preparation of such documents and reports and other public communications must exercise a high standard of care in accordance with the following guidelines:

•	all accounting records, and the reports produced from such records, must comply with all applicable laws and regulations;

•	all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

•	all accounting records must fairly and accurately reflect in reasonable detail PSG’s assets, liabilities, revenues and expenses;

•	accounting records must not contain any false or intentionally misleading entries;

•	no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

•	all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	no information should be concealed from the internal auditors or the independent auditors; and

•	compliance with PSG’s internal control over financial reporting and disclosure controls and procedures is required.
10.0    Protection and Proper Use of Assets
All Representatives shall deal with PSG’s assets and resources, including all data, proprietary information (confidential or otherwise), records, material, supplies, facilities, equipment and software, and other assets owned or leased by PSG or that are otherwise in its possession, with the strictest integrity and with due regard to the interests of shareholders and all other stakeholders. PSG’s assets may only be used for legitimate business purposes and must never be used for illegal purposes. PSG’s assets may not to be used for personal gain or benefit. In addition, all Representatives must act in a manner to protect such assets from loss, damage, misuse, theft and waste and ensure that such assets are used only for legitimate business purposes. Any suspected incidents of fraud or theft should be immediately reported for investigation.

Proprietary information includes any information that is not generally known to the public or would be valued by, or helpful to, our competitors. Examples of proprietary information are intellectual property, business and marketing plans and employee information. The obligation to use proprietary information only for legitimate business purposes continues even after individuals leave PSG.
11.0    Confidentiality
Information is a key asset of PSG. It is PSG’s policy to ensure that its proprietary and confidential information, including proprietary and confidential information that has been entrusted to PSG by others, is adequately safeguarded, as set out in its Corporate Disclosure Policy. All confidential information, including information about PSG’s business, assets, opportunities, suppliers and competitors should be properly protected from advertent or inadvertent disclosure. The obligation to preserve confidential information continues even after Representatives leave PSG.

Confidential information includes all non-public information (including, for example, “inside information” or information that suppliers and customers have entrusted to PSG) that may be of use to competitors, or may otherwise be harmful to PSG or its key stakeholders, if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by PSG or when the information has already been publicly disseminated in a lawful manner.

For greater certainty, Representatives shall at all times act in a manner consistent with the high standards of ethical conduct set forth in the Anti-Corruption Policy.
12.0    Fair Dealing
All business dealings undertaken on behalf of PSG, including with its security holders, customers, suppliers, competitors, employees, consultants and contractors should be conducted in a manner that preserves PSG’s integrity and reputation and complies with the Anti-Corruption Policy. It is PSG’s policy, as outlined in the Anti-Corruption Policy, to seek to avoid bribery, corruption or unethical business practices of any kind in all dealings with its security holders, customers, suppliers, competitors, employees, consultants and contractors.
13.0    Good Ambassadorship
All Representatives are ambassadors of PSG in both their business and personal lives. While PSG supports the freedom of the individual to pursue life in his or her own way outside of business hours, Representatives are encouraged to act in a manner which upholds their good reputation and that of PSG.

All Representatives shall represent PSG in a professional manner at all times. Neither the reputation nor the image of PSG shall be jeopardized at any time. The behavior of all Representatives is seen to reflect that of PSG, so all actions must reflect its policies.
14.0    Corporate Opportunities

Representatives are prohibited from taking for themselves personally opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Representatives are also prohibited from competing with PSG directly or indirectly and owe a duty to PSG to advance the legitimate interests of PSG when the opportunity to do so arises.
15.0    Anti-Hedging and Anti-Pledging Policies
Representatives are prohibited from purchasing any financial instruments or engaging in any transactions that are designed to hedge or offset any decrease in the market value of PSG securities granted to them as part of their compensation or held directly or indirectly by them. Representatives may not sell “short” or sell a “call option” on any of PSG’s securities or purchase a “put option” where they do not own the underlying security or, in the case of a short sale, an option currently exercisable therefor.

Further, Representatives are not permitted to buy PSG securities on margin, and directors and officers are prohibited from pledging securities as collateral for a loan. Please refer to PSG’s Insider Trading Policy for its anti-hedging and anti-pledging policies.
16.0    Gifts and Entertainment
Representatives and their families shall not give nor accept gifts, gratuities or entertainment that has greater than a nominal monetary value, as more particularly outlined in the Anti-Corruption Policy and in PSG’s broader policies on gifts and entertainment.
17.0    Human Rights
All Representatives shall adhere to PSG’s commitment to promoting respect for internationally recognized human rights as set forth in the United Nations Universal Declaration of Human Rights.
18.0    Equal Opportunity
PSG is committed to providing a work environment that enables all employees to be recruited, and to pursue their careers, free from any form of unwarranted discrimination.

In particular, PSG shall not discriminate on the basis of age, color, creed, disability, ethnic origin, gender, marital status, national origin, political belief, race, religion or sexual orientation, unless required for occupational reasons as permitted by law.
19.0    Harassment
All employees have a right to work in an environment free from all forms of harassment. Harassment is defined as any unwanted conduct or comment that is intimidating, hostile or offensive in the work environment. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. PSG encourages the reporting of harassment when it occurs.
20.0    Alcohol and Drugs
Any misuse of alcohol or legal drugs (prescribed or un-prescribed), or the use of any illegal drugs, may jeopardize job safety and/or performance, and is prohibited in the workplace. No officer,

employee, consultant or contractor shall enter the workplace under the influence of alcohol or such drugs that may impair safety and/or performance.
21.0    Use of Electronic Media
PSG has developed a policy to ensure that you understand the rules governing your use of PSG’s computer network, and options for e-mail and voicemail or other messaging services, Internet access or other use of electronic media. All PSG equipment, including desks, computers and computer systems, computer software, electronic storage devices, cellphones or other mobile devices, e-mail, voicemail and other physical items are for business use only. PSG at all times retains the right to access and search all such electronic media or other items contained in or used in conjunction with PSG’s computer, e-mail, voicemail and Internet access systems and equipment with no prior notice.

Like PSG’s computer network, e-mail and voicemail services, access to Internet services such as web-browsing or newsgroups is provided to employees by PSG only for business use. Any personal use must be infrequent and must not involve any prohibited activity, interfere with the productivity of the employee or his or her co-workers, consume system resources or storage capacity on an ongoing basis or involve large file transfers or otherwise deplete system resources available for business purposes.

Your messages and computer information in the workplace are considered PSG property and consequently, employees should not have an expectation of privacy in the context of computer and voice mail use. Unless prohibited by law, PSG reserves the right to access and disclose this information as necessary for business purposes. Use good judgment, and do not access, send messages or store any information that you would not want to be seen or heard by other individuals.

PSG also recognizes that many employees are choosing to express themselves by using Internet technologies, such as blogs, wikis, file-sharing, user generated audio and video, virtual worlds, and social networking sites, such as Facebook, LinkedIn and Twitter. Whether you choose to participate in such social networking outside of work on your own time is your own decision, however, we remind you of your responsibility as a PSG Representative to behave with honesty, integrity and in accordance with our high ethical and legal standards.
22.0    Political Contributions
PSG respects the right of each of its employees to participate in the political process and to engage in political activities of his or her choosing; however, while involved in their personal and civic affairs employees must make clear at all times that their views and actions are their own, and not those of PSG. Employees may not use PSG’s resources to support their choice of political parties, causes or candidates.

PSG does not make contributions, directly or indirectly, to any political party or candidate, in any country, even if such contributions are legal in that country, and employees, directors and third parties must not do so on PSG’s behalf. This prohibition includes financial contributions as well as contributions of anything else of value. Notwithstanding the foregoing prohibition, participation by PSG in trade or other industry associations is permitted even where such trade or other industry associations may engage in direct political activity.

23.0    Reporting Violations of Law, the Code or PSG’s Corporate Policies

All Representatives shall adhere to PSG’s commitment to conduct its business and affairs in a lawful and ethical manner. All Representatives are encouraged to talk to appropriate personnel within PSG when in doubt about the best course of action in a particular situation and to immediately report any breach or suspected breach of law, this Code or any of PSG’s corporate policies.

PSG has an open door policy and invites all Representatives to share their questions, concerns or suggestions with someone who can address them properly. In most cases, a Representative’s immediate supervisor is in the best position to address an area of concern. A breach or suspected breach of law, of this Code or any of PSG’s other corporate policies may also be reported to a HR Representative or a member of PSG’s legal department.

While PSG encourages Representatives to report breaches or suspected breaches of law, this Code or any other corporate policies of PSG through the aforementioned channels, it has also implemented a compliance hotline (the “Compliance Hotline”) through which Representatives may report their concerns. PSG’s Compliance Hotline website can be accessed at www.performancesportsgroup.ethicspoint.com and additional information for the Compliance Hotline can be found at www.performancesportsgroup.com/site/investors/governance.php. The Compliance Hotline is run by an independent call center operated by a vendor, Ethics Point.

Information provided through the Compliance Hotline will be forwarded and/or summarized in a report and delivered to the Board Chair and members of PSG’s Corporate Governance and Nominating Committee and, if concerning financial statement disclosure, accounting procedures, internal financial controls or auditing matters, the information or report will be forwarded to the independent Chair of PSG’s Audit Committee for due consideration, in each case with notice to the Chair of the Board.

Representatives may also submit such financial, accounting and auditing concerns directly to the independent Chair of PSG’s Audit Committee at:

Audit Committee Chair
c/o Performance Sports Group Ltd.
100 Domain Drive
Exeter, New Hampshire
03833 USA

or

audit.committeechair@performancesportsgroup.com

Information submitted through the Compliance Hotline or directly to the Chair of the Audit Committee will be treated on a confidential or anonymous basis, to the fullest extent permitted under applicable law, regulation or legal proceedings and to the greatest extent possible, consistent with the need for PSG to conduct an effective investigation of the reported issue.

PSG prohibits retaliatory action against any officer or employee who, in good faith, reports a possible violation. It is unacceptable to file a report knowing it to be false.
24.0    Consequences of Violation of the Code

Failure to comply with the Code may result in severe consequences, which could include internal disciplinary action or termination of employment or consulting arrangements without notice. The violation of the Code may also violate certain Canadian, U.S., stock exchange and/or other applicable laws in the country in which the Representative works or the jurisdictions in which PSG operates and if it appears that a Representative may have violated such laws, then PSG may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.
25.0    Review of Code
The Board shall review and evaluate this Code from time to time as the Corporate Governance and Nominating Committee determines to be necessary to determine whether this Code is effective in ensuring that PSG’s business and affairs are conducted with honesty, integrity and in accordance with high ethical and legal standards.
26.0    Queries
If you have any questions about how this Code should be followed in a particular case, please contact your HR Representative or a member of PSG’s legal department.
27.0    Waivers of The Code
Any waiver of this Code with respect to a director or senior executive of PSG may be made only by the Board or the Corporate Governance and Nominating Committee. Any such waiver shall be disclosed to the extent and in the manner required by applicable laws and regulations.
28.0    Publication of The Code
This Code shall be posted on:

•	PSG’s website,

•	PSG’s intranet site,

•	PSG’s Compliance Hotline website at www.bauer.ethicspoint.com, and

•	SEDAR’s website at www.sedar.com.

Approved by the Board of Directors and the Corporate Governance and Nominating Committee
Performance Sports Group Ltd.
August 11, 2015

CERTIFICATION FORM

This will certify that I have received, read and understand the following policies provided by Performance Sports Group Ltd. (“PSG”):

•	Code of Business Conduct and Ethics, dated as of August 11, 2015;

•	Corporate Disclosure Policy, dated as of August 11, 2015;

•	Insider Trading Policy, dated as of August 11, 2015; and

•	Related Person Transactions Policy
(together the “Policies”).
I hereby declare that I am responsible for understanding, complying with and implementing the Policies as they apply to my position and area of responsibility. I understand that I must also comply with the policies and rules governing my individual workplace or job function.

I hereby accept and assume such liability as a continuing condition of my employment (in the case of employees and consultants) and acknowledge that any breach of the Policies may result in the termination of my employment, consulting or contracting arrangement with PSG.

I confirm that for the period from ● to ● I have been and am currently in compliance with the Policies, as well as the laws, regulation and rules of the jurisdiction where I carry out my business duties to PSG and all jurisdictions where PSG conducts its business activities, except as noted below or as has been already properly reported to PSG representatives.

(Use the back of this sheet to describe any existing circumstances that may conflict with the Policies. Please include as much detail as possible.)

______________________________________________________________________________
NAME (PRINT)             SIGNATURE

______________________________________________________________________________
DATE